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                                                                    Exhibit 11.2





                                                     August 7, 2002





Columbia Special Fund, Inc.
1301 S.W. Fifth Avenue
Portland, Oregon 97201


         Re:   Registration Statement on Form N-14
               -----------------------------------


Ladies and Gentlemen:


         We have acted as counsel to Columbia Special Fund, Inc. (the "Acquiring Fund") in connection with the Registration Statement (Reg. No. 333-91934) of the Acquiring Fund on Form N-14 (the "Registration Statement") filed by the Acquiring Fund under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Acquiring Fund with the Stein Roe Capital Opportunities Fund (the "Acquired Fund"), a series of Liberty-Stein Roe Funds Investment Trust (the "Trust"), and the issuance of shares of Common Stock of specified classes of the Acquiring Fund in connection therewith (the "Shares"), all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Acquiring Fund, the Trust on behalf of the Acquired Fund, and Columbia Management Group, Inc. (the "Agreement and Plan of Reorganization"), in the form included in the Registration Statement.


         We have examined the Acquiring Fund's articles of incorporation and any amendments thereto and the Acquiring Fund's bylaws, as amended. We have also examined those documents, corporate records and other instruments we deemed necessary for the purposes of this opinion.

         We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust and holders of beneficial interests in the Acquired Fund will have taken all action required of them for the approval the Agreement and Plan of Reorganization, (2) the officers of the Acquiring Fund will have taken the action necessary to file the amended and restated articles of incorporation of the Acquiring Fund, as approved by the directors and shareholders of the Acquiring Fund, with the Secretary of State of Oregon, (3) the officers of the Acquiring Fund will have taken the action necessary to file the articles of



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Columbia Special Fund, Inc.
August 7, 2002



amendment to the Acquiring Fund's amended and restated articles of incorporation, as approved by the directors of the Acquiring Fund, establishing the shares of Common Stock of specified classes, with the Secretary of State of Oregon and (4) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

         Based upon the foregoing, we are of the opinion that:

         1. The Acquiring Fund has been duly organized and is validly existing as a corporation under the laws of the State of Oregon.

         2. The Shares, when issued in accordance with the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Stoel Rives LLP

                                                     Stoel Rives LLP